   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 1999

                                           REGISTRATION STATEMENT NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                              65-0676005
           (State or other jurisdiction of                        (I.R.S. Employer Identification
           incorporation or organization)                                     Number)

                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 712-1300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RICHARD L. HANDLEY, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        FLORIDA PANTHERS HOLDINGS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 712-1300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
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                                                             PROPOSED MAXIMUM           PROPOSED
      TITLE OF EACH CLASS OF             AMOUNT TO            OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED         BE REGISTERED            PER SHARE            OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share..................    3,900,000 shares          $10.375(1)            $40,462,500              $11,249
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The Proposed Maximum Offering Price is based on the average of the high and low prices of the shares of Class A Common Stock as reported on the New York Stock Exchange on February 10, 1999 of $10.375 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 16, 1999
                        FLORIDA PANTHERS HOLDINGS, INC.

                                     (LOGO)

                    3,900,000 SHARES OF CLASS A COMMON STOCK

     Florida Panthers Holdings, Inc. is offering 3,900,000 shares of Class A Common Stock to all of our qualified stockholders. To be a qualified stockholder, you must have owned Class A Common Stock or Class B Common Stock as
of February   , 1999. If you are a qualified stockholder, you will receive at no cost a right to buy one share of Class A Common Stock at a price of $10.25 per share for every ten shares of Class A Common Stock or Class B Common Stock you owned on that date. This right is called the Basic Subscription Privilege. In determining the number of shares we will issue to each stockholder pursuant to the rights, we will round up to the nearest whole number. We will not issue fractional rights and we will not pay cash in place of rights. Subject to certain other conditions, you also may subscribe to buy additional shares of Class A Common Stock at the same price as the Basic Subscription Privilege. This right is called the Oversubscription Privilege. Certain of our officers, directors and stockholders, including H. Wayne Huizenga, have advised us that they intend to fully exercise their Basic Subscription Privilege and to exercise their Oversubscription Privilege in an amount to be determined, to the extent that shares of Class A Common Stock remain available after all qualified stockholders have exercised their Basic Subscription Privilege.

     THE RIGHTS OFFERING WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON
MARCH   , 1999. IF YOU WANT TO PARTICIPATE IN THE RIGHTS OFFERING, WE RECOMMEND
THAT YOU SUBMIT YOUR SUBSCRIPTION DOCUMENTS TO THE SUBSCRIPTION AGENT BEFORE THAT DEADLINE OR TO YOUR BROKER OR BANK AT LEAST 10 DAYS BEFORE THAT DEADLINE. See page 13 of this Prospectus for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our subscription agent, BankBoston, N.A., through the expiration date of the rights offering. We reserve the right to extend the expiration date for up to 10 days. We also reserve the right to cancel the rights offering at any time before the expiration date.

     There is no minimum number of shares that we must sell in order to complete the rights offering. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in the rights offering. You may transfer your subscription rights to your immediate family members or entities beneficially owned or controlled by you. Otherwise, your subscription rights are non-transferrable.

     The Class A Common Stock currently trades on the New York Stock Exchange under the symbol "PAW." On February 16, 1999, the date of the first public announcement of the rights offering, the closing price of the Class A Common
Stock was $          per share. On February   , 1999, the closing price of the
Class A Common Stock was $          per share.

     See "Risk Factors" beginning on page 7 of this Prospectus for a discussion of certain factors that you should consider in connection with the rights offering and Class A Common Stock offered hereby.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                                                    PROCEEDS TO THE
                                                SUBSCRIPTION PRICE    FINANCIAL ADVISORY FEE(1)        COMPANY(2)
------------------------------------------------------------------------------------------------------------------------
Per share...................................          $10.25                     $                         $
------------------------------------------------------------------------------------------------------------------------
Total.......................................       $39,975,000                   $                         $
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

---------------

(1) The Company has agreed to pay Allen & Company Incorporated a fee of
    $          for providing financial advisory services to the Company in connection with the rights offering. See "Plan of Distribution."
(2) Before deducting expenses we will pay in connection with the rights offering, which we estimate to be $250,000.

     The rights may not be exercised by any person, and neither this Prospectus nor any subscription form shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Class A Common Stock, in any jurisdiction in which such transaction would be unlawful.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1999

                               PROSPECTUS SUMMARY

     This summary outlines and highlights information contained in this Prospectus and the information incorporated in this Prospectus by reference. Except as otherwise noted, all information in this Prospectus assumes that all rights will be exercised and an aggregate of 3,900,000 shares of Class A Common Stock will be issued in connection with the rights offering.

                                  THE COMPANY

     Florida Panthers Holdings, Inc. is a holding company with subsidiaries currently operating in two business segments: (1) leisure and recreation and (2) entertainment and sports. Our current focus is on expanding the leisure and recreation business primarily through (1) capital projects at existing facilities and (2) increased marketing directed to the core upscale clientele of the leisure and recreation business. Although our current focus is on expanding the leisure and recreation business, we continuously evaluate ownership, acquisition and divestiture alternatives relating to our two business segments with the intention of maximizing stockholder value.

     We were formed in July 1996 for the purpose of acquiring the operations of the Florida Panthers Hockey Club, a professional hockey team which has been a member of the National Hockey League since 1993. After our initial public offering in November 1996, we expanded into the leisure and recreation business through the acquisition, ownership and operation of high-end destination luxury resorts, and diversified the entertainment and sports business to include ice skating rink operations.

     Our leisure and recreation business consists of our ownership of:

        - the Boca Raton Resort and Club;

        - the Arizona Biltmore Hotel;

        - the Registry Hotel at Pelican Bay;

        - the Edgewater Beach Hotel;

        - the Hyatt Regency Pier 66 Resort and Marina;

        - the Radisson Bahia Mar Resort & Yachting Center; and

        - the Grande Oaks Golf Club (formerly known as the Rolling Hills Golf Club.)

     Our entertainment and sports business consists of:

        - the Florida Panthers Hockey Club;

        - arena development and management operations, including the National Car Rental Center, a new multi-purpose state-of-the-art entertainment and sports center, located in western Broward County, Florida, where the Florida Panthers Hockey Club has begun playing its home games; and

        - ice skating rink operations.

     We were incorporated in Florida on July 3, 1996 and subsequently reincorporated in Delaware on November 17, 1997. In connection with our initial public offering, our Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, our Class A Common Stock began trading on the New York Stock Exchange under the symbol "PAW."

                              THE RIGHTS OFFERING

Eligible Stockholders.........   You will not be eligible to purchase stock
                                 through the rights offering unless you owned
                                 shares of Class A Common Stock or Class B
                                 Common Stock as of February   , 1999.

Subscription Rights...........   If you are an eligible stockholder, you will
                                 have two different subscription rights:

                                 (1) Basic Subscription Privilege. First, you will have the right to purchase one share of Class A Common Stock for every ten shares of Class A Common Stock or Class B Common Stock
                                 you owned as of February   , 1999. In
                                 determining the number of shares we will issue to each stockholder pursuant to the rights, we will round up to the nearest whole number. You may also purchase a smaller number of shares through the rights offering, if you wish. The offering price is $10.25 per share.

                                 (2) Oversubscription Privilege.  If you
                                 exercise your Basic Subscription Privilege in full, you also may offer to buy additional shares. In exercising this right, you should specify the maximum number of shares of Class A Common Stock that you are willing to buy at $10.25 per share.

Ownership Limits..............   National Hockey League restrictions prohibit
                                 any person or group of persons from acquiring
                                 5.0% or more of the outstanding Class A Common
                                 Stock, unless that person or group of persons first obtains approval from the National Hockey
                                 League.

                                 As a condition to accepting your subscription for the shares under the rights offering, we are limiting each subscriber to an ownership position of no more than 5.0% of the total outstanding shares unless prior approval is obtained from the National Hockey League. Each subscriber must state in writing that such subscriber owned Class A Common Stock, and will not be acquiring, more shares than are permitted under the terms of the rights offering.

                                 Moreover, each subscriber who currently owns more than 5.0% of the outstanding Class A Common Stock or who subscribes for more than 1,000,000 shares must agree to provide us, upon request, with reasonable evidence of his or her total share ownership. Finally, every subscriber must state in writing that he or she has read carefully the description of ownership limits under National Hockey League restrictions and agrees not to engage in any intentional violation of those limits.

Allocation of Shares..........   If we receive proper subscriptions for more
                                 shares than are being offered, we will first fill all exercises of the Basic Subscription
                                 Privilege. We will then allocate the remaining shares among those who exercise the Oversubscription Privilege, in proportion to the maximum number of shares that each subscriber offers to purchase within the permitted limit.

Restricted Transferability of
Rights........................   The subscription rights may be exercised by the
                                 persons to whom the rights are granted.
                                 However, you may transfer your subscription rights to immediate family members or to entities beneficially owned or controlled by you. Otherwise, your subscription rights are non-transferable.

Expiration Date...............   March   , 1999, at 5:00 p.m., Eastern Standard
                                 Time, unless extended.

Subscription Procedures.......   To subscribe for shares, you should carefully
                                 complete and sign the subscription agreement for the rights offering and forward it to our subscription agent, BankBoston, N.A. whose address appears below. Be sure to include a check or money order for the full amount of your subscription price. Checks and money orders will not be cashed until we accept your subscription. If your subscription is accepted in part and rejected in part (for example, due to oversubscription), the subscription agent will send you a check for the difference. No interest will be paid on subscription funds.
                                 With only limited exceptions, once a holder has submitted subscription documents, his or her exercise of subscription rights may not be revoked.

Persons Wishing to Exercise
Rights for the Benefit of
Others........................   Brokers, banks, trustees, and other individuals
                                 or entities that hold Class A Common Stock or Class B Common Stock for the account of others may, if authorized by the beneficial owner, complete the subscription agreement and submit it to the subscription agent with the proper payment.

Completion of the Offering....   Certificates representing shares of the Class A
                                 Common Stock will be delivered to subscribers as soon as practicable after the expiration date of the rights offering. We expect that this may take two weeks or longer, due to the need to allow checks to clear and to confirm compliance with stock ownership limits.

Subscription Agent............   Subscription agreements may be delivered to:

                                          BY HAND, MAIL OR OVERNIGHT COURIER   BY FACSIMILE TRANSMISSION
                                          ----------------------------------   -------------------------
                                          BankBoston, N.A.                     (For Eligible
                                          Mail Stop 45-02-62                   Institutions Only)
                                          150 Royall Street                    (781) 575-2149
                                          Canton, MA 02021                     Confirm Facsimile
                                          Attention: Carole A. McHugh          by Telephone:
                                                                               (781) 575-2294

Financial Advisor.............   Allen & Company Incorporated
                                 711 Fifth Avenue
                                 New York, NY 10022

Use of Proceeds...............   We intend to use the proceeds of the rights
                                 offering to repay certain short-term
                                 indebtedness and for working capital and general purposes.

Risk Factors..................   An investment in shares of Class A Common Stock
                                 involves a high degree of risk. See "Risk
                                 Factors" beginning on Page 7.

Certain Federal Income Tax
Consequences..................   Your receipt or exercise of the subscription
                                 rights should not be treated as a taxable event for United States federal income tax purposes, but may have other tax effects.

Questions.....................   If you have any questions about the rights
                                 offering, including questions about
                                 subscription procedures and requests for additional copies of this Prospectus or other documents, please contact Richard L. Handley
                                 (Senior Vice President, Secretary and General
                                 Counsel) or Mary Jo Finocchiaro (Director of
                                 SEC Reporting). Either of them may be reached by telephone at 954-712-1300.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is part of this Prospectus. Information we file with the SEC after we file this document will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the rights offering is completed.

     (a) Our Annual Report on Form 10-K for the year ended June 30, 1998;

     (b) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     (c) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

     (d) Our Current Report on Form 8-K filed February 16, 1999.

     (e) Our Post-Effective Amendment No. 5 to Registration Statement on Form S-1, (Registration No. 333-23135);

     (f) Our Amended Current Report on Form 8-K/A filed on October 27, 1997; and

     (g) Our Amended Current Report on Form 8-K/A filed on May 15, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning Richard L. Handley, Senior Vice President, Secretary and General Counsel at:

                        Florida Panthers Holdings, Inc.
                          450 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301
                                 (954) 712-1300

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                                  RISK FACTORS

     Before you invest in our Class A Common Stock, you should be aware that there are various risks, including those described below. We urge you to carefully consider these risk factors together with all of the other information included in this Prospectus and the information incorporated in this Prospectus by reference before you decide to exercise the rights and subscribe for shares of our Class A Common Stock.

     Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted throughout this Prospectus, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

     Irrevocability of Subscriptions. Subscriptions for shares in the rights offering will be irrevocable, except in limited circumstances. Subscribers will not receive interest on their subscription funds.

     Dilution of Stockholders' Interests. If you chose not to exercise your subscription rights, your relative ownership interests will be diluted by the issuance of shares of Class A Common Stock to those stockholders who do exercise their subscription rights.

     Determination of Offering Price. The offering price was determined by our Board of Directors without any independent appraisal of value of the Class A Common Stock. The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered any indication of our underlying value. There can be no assurance that our Class A Common Stock will trade at prices in excess of the subscription price at any time after the date of this Prospectus.

     Need for Additional Capital. In order to finance our business operations, meet our debt obligations and continue our expansion strategy, we may need to obtain substantial amounts of additional capital on a regular basis. We believe we can obtain additional capital by selling debt or equity securities and/or by borrowing money. If we cannot obtain additional capital when it is needed, then our financial condition and results of operations could be adversely affected.

     Challenges of Integrating the Operations of the Resorts. In order to take advantage of the full economic benefits of our resort acquisitions, we need to integrate the administrative, financial and marketing organizations of each of our resorts. We also need to implement appropriate operational, financial and management systems. We cannot assure you that we will be able to successfully integrate the operations of the resorts or implement the appropriate systems.

     Capital Expenditures Relating to the Resorts. Our growth strategy may include expanding the infrastructure at the resorts or expanding within the respective geographic markets of the resorts. The resorts may also need renovations or other capital improvements. Unexpected excessive costs of any expansion or needed renovation or capital improvements could have a material adverse effect on our financial condition or results of operations. Also, any capital expenditures we make on expansion, renovation or improvement of the resorts may not generate the financial returns we expect.

     Risks Relating to Expansion. We may make additional acquisitions of resort-related, sports-related or other types of businesses and pay for the acquisitions with cash and/or stock. Risks relating to any such expansion include dilution of current stockholders, incurrence or assumption of additional debt, environmental and other regulatory costs and other unanticipated problems.

     Operating Risks Relating to the Resorts. We may encounter risks common to the operations of resorts, including over-building which may lower room rates, dependence on tourism and weather conditions, increases in travel costs and poor economic conditions. Any of these risks could have a material adverse effect on our financial condition or results of operations.

     Seasonality of the Resort Business. Our resort operations are generally seasonal. Our resorts historically experience greater revenue, costs and profits in the first and fourth quarters of the calendar year due to increased occupancy and room rates during the winter months. Approximately seventy percent of our annual revenue has historically been generated during these quarters.

     Competition. The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of our resorts has a number of competitors. An increase in the number of competitors in each of the resort's respective markets could result in a decrease in occupancy and room rates of the affected resorts. If we fail to adequately address each of the competitive pressures in the resort and hotel industry then our financial condition and results of operations could be adversely affected.

     History of Losses of the Florida Panthers Hockey Club and Uncertainty of Future Results. Prior to the year ended June 30, 1998 we did not generate any earnings. However, for the year ended June 30, 1998, we had net income of $1.3 million. This increase in earnings is due in part to the move into the high-end luxury resort business, which is generally more profitable than professional sports franchises. Earnings for our entertainment and sports business may also increase due in part to the fact that the Florida Panthers Hockey Club will be sharing in the net profits of the newly constructed National Car Rental Center beginning in the year ending June 30, 1999. Despite our recent increase in earnings, we cannot assure you that we can sustain earnings in the future.

     Control by H. Wayne Huizenga; Voting Rights. We have two classes of common stock, Class A Common Stock and Class B Common Stock. On each matter submitted for stockholder approval each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes. We have issued all of the shares of Class B Common Stock to Mr. Huizenga, assuring that Mr. Huizenga will have voting control of our company, in order to satisfy certain National Hockey League control requirements. Mr. Huizenga may not sell his controlling interest in our company unless the National Hockey League approves the sale. As the sole owner of Class B Common Stock, Mr. Huizenga will be able to control our management and policies as well as the outcome of substantially all matters submitted to the stockholders for approval, including the election of directors.

     Nothing in our charter or bylaws restricts the transfer of Class B Common Stock. As a result, Mr. Huizenga may sell his controlling interests, subject to the National Hockey League approval, without the approval of the holders of Class A Common Stock. However, if Mr. Huizenga were to sell his controlling interests, then certain change in control provisions relating to our credit facilities may apply. Also, Mr. Huizenga may receive a substantial premium price for selling his controlling interest in the Company.

     Dependence on Key Personnel. For the foreseeable future, we will be materially dependent on the services of Mr. Huizenga. The loss of Mr. Huizenga's services could have a material adverse effect on our business. We do not carry key man life insurance on Mr. Huizenga or any of our officers or directors.

     Shares of Class A Common Stock Eligible for Future Sale.  As of February
  , 1999, we have registered a total of 39,125,080 shares under the Securities Act, including: (1) 18,609,491 shares of Class A Common Stock for resale by certain selling stockholders, (2) 918,174 shares of Class A Common Stock which we issued and 8,597,415 shares of Class A Common Stock which we reserved for issuance to holders of outstanding rights and warrants to acquire shares of Class A Common Stock in connection with certain completed acquisitions, (3) 5,000,000 shares of Class A Common Stock which we reserved for issuance under the Amended and Restated 1996 Stock Option Plan and (4) 6,000,000 shares of Class A Common Stock which we may issue in connection with future acquisitions. We cannot predict the effect, if any, that market sales of any of these shares of Class A Common Stock, or the availability of these shares, will have on the market price for shares of Class A Common Stock. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock, could impair our ability to raise capital through an offering of equity securities, or could impair our ability to consummate acquisitions using shares of Class A Common Stock.

     Absence of Dividends. We have not paid and do not intend to pay any cash or stock dividends with respect to the Class A Common Stock or Class B Common Stock in the foreseeable future. Certain provisions of the National Hockey League Constitution and Bylaws and our credit facilities limit our ability to declare or pay dividends on the Class A Common Stock and Class B Common Stock.

     Americans with Disabilities Act. The resorts and our other properties are subject to the requirements of the ADA, which generally requires that public accommodations be made accessible to disabled persons. We believe that the resorts and our other properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, if we were required to make substantial alterations in one or more of the resorts or our other properties in order to comply with the ADA, our financial condition and results of operations could be adversely affected.

     Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination resulting from these hazardous or toxic substances, on, under or in the property. Environmental laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Liability also extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or which businesses may be operated on a subject property, and these restrictions may require certain expenditures. In connection with the ownership of our properties, we may be liable for such costs.

     In connection with our acquisition of the resorts and our other property, we have obtained Phase I, and in some instances Phase II, environmental site assessments in order to assess potential environmental liabilities at these properties. Although these assessments have identified certain matters that will require us to incur costs to remedy, none of these matters appears likely to have a material adverse effect on our business, assets, results of operations or liquidity. However, because these assessments cannot give full and complete knowledge of environmental liability and compliance matters, we cannot give you assurance that the costs of complying with environmental laws and of defending against claims of liability arising from alleged violations of environmental laws will not have a material adverse effect on our financial condition and results of operations.

     Losses in Excess of the Resorts' Insurance Coverage. We maintain comprehensive insurance on the resorts, including liability, fire and extended coverage, in the types and amounts customary to the resort and hotel industry. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the resorts at a reasonable cost and on suitable terms. Nevertheless, it is possible that our insurance coverage may not be sufficient to pay the full current market value or current replacement value of a lost investment, and the insurance proceeds we receive may not be adequate to restore our economic position with respect to the resorts. Furthermore, certain losses may be uninsurable or not economically insurable.

     National Hockey League Membership -- Potential Liabilities and Ownership Restrictions. The Florida Panthers Hockey Club is generally jointly and severally liable with the other members of the National Hockey League for the debts and obligations of the National Hockey League. If another member of the National Hockey League does not pay its pro rata share of any debt or obligation, the Florida Panthers Hockey Club would be obligated to pay a pro rata share of such debt or obligation, after all other individual team remedies are exhausted including sale of a member team.

     The National Hockey League Constitution and Bylaws require a person or a group of persons holding a 5.0% or more interest in our company to obtain the prior approval of the National Hockey League. The National Hockey League may withhold its approval in its sole discretion.

     Year 2000 Compliance. We have completed an assessment relative to the modification or replacement of portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. We are also in the process of identifying and reviewing our non-information technology systems with respect to Year 2000 issues. In addition, communication with third parties has been initiated to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. As of December 31, 1998 we had spent approximately $100,000 on Year 2000 issues. The Year 2000 project is scheduled to be completed by June 30, 1999 and the total cost is expected not to exceed $500,000. We believe that modifications to existing software and conversions to new software will not pose significant operational problems for computer systems.

     We also believe, that upon remediation of our business software applications, as well as other equipment with embedded technology, the Year 2000 issue will not present a materially adverse risk to our future consolidated results of operations, liquidity and capital resources. However, if such remediation is not completed in a timely manner or the level of timely compliance by key suppliers or vendors is not sufficient, the Year 2000 issue could have a material adverse impact on our operations including, but not limited to, delays in delivery of products from third party vendors, increased operating costs, loss of customers or suppliers, or other significant disruptions to the business. We have initiated comprehensive contingency and business continuation plans which are expected to be in place in early 1999 in order to ensure enough time for implementation of such plans, if necessary and thus possibly avoid such risks.

Litigation. We are currently party to certain litigation, which if concluded adversely to our interests could have a material adverse effect on our financial condition or results of operations. See "Legal Proceedings" under Item 3 of our Annual Report on Form 10-K which is incorporated by reference herein.

                                USE OF PROCEEDS

     The proceeds from the rights offering are expected to be used to repay $9.5 million of our $219.9 million bridge loan, which bears interest at a rate of LIBOR plus 4.25% (9.4% as of December 31, 1998) and matures on June 15, 1999. The proceeds from the bridge loan (after the payment of fees and expenses) were used to (i) finance a portion of the acquisition price of the Arizona Biltmore Hotel ($126.0 million), (ii) finance the purchase price of the Edgewater Beach Hotel (approximately $41.2 million), (iii) retire the indebtedness incurred in connection with the acquisition of the Radisson Bahia Mar Resort and Yachting Center (approximately $15.1 million) and (iv) purchase the remaining units of the Registry Hotel at Pelican Bay (approximately $30.6 million). Another $19.1 million in proceeds from the rights offering are expected to be used to repay a portion of our $99.8 million secured loan, which bears interest at a rate of LIBOR plus 6.0% (10.9% as of December 31, 1998) and matures no later than December 2000. The proceeds from the secured loan were used to finance a portion of the purchase price of the Arizona Biltmore Hotel. We expect to use the remaining proceeds for working capital and general corporate purposes.

                              THE RIGHTS OFFERING

GENERAL

     We are offering our stockholders the right to subscribe for and purchase up to 3,900,000 shares of Class A Common Stock at $10.25 per share. The rights offering is open only to those stockholders who owned Class A Common Stock or
Class B Common Stock on February   , 1999. The rights offering is not open to
persons who did not own Class A Common Stock or Class B Common Stock on that date.

     We are offering stockholders the opportunity to purchase one share of Class A Common Stock for every ten shares of Class A Common Stock or Class B Common
Stock they owned on February   , 1999. In determining the number of shares of
Class A Common Stock we will issue to each stockholder pursuant to the subscription rights offered by this Prospectus, we will round up to the nearest whole number. We will not issue fractional subscription rights and we will not pay cash in place of subscription rights.

     We are offering two types of rights:

          Basic Subscription Privilege. Each qualified stockholder has the right to purchase one share of Class A Common Stock for every ten shares of Class A Common Stock or Class B Common Stock such stockholder owned at the
     close of business on February   , 1999.

          Oversubscription Privilege. Any qualified stockholder that fully exercises the Basic Subscription Privilege may subscribe for additional shares of Class A Common Stock. In doing so, the stockholder will specify the maximum number of shares such stockholder is willing to purchase at the offering price, and will submit a check or money order for the full subscription price.

     If we receive subscriptions for more than 3,900,000 shares, then we will allocate the available shares as follows: first, to subscribing stockholders according to their exercises of the Basic Subscription Privilege and second, to subscribing stockholders according to their exercise of the Oversubscription Privilege. Each stockholder's subscription rights will be subject to the 5.0% limit which is described below.

OWNERSHIP LIMITS; SUBSCRIPTION AGREEMENT

     National Hockey League restrictions prohibit any person or group of persons from acquiring 5.0% or more of the outstanding Class A Common Stock without first obtaining approval from the National Hockey League. To avoid inadvertent violations of these requirements, we are limiting the number of shares that anyone can purchase through the rights offering. Specifically, prior to acceptance of any subscriptions no stockholder may be allowed purchase shares if such stockholder would own more than 5.0% of the outstanding Class A Common Stock upon completion of the rights offering unless prior written approval is obtained from the National Hockey League.

     The Subscription Agreement for the rights offering contains certain provisions designed to enforce the terms of the rights offering and to prevent inadvertent violations of the ownership limit. For example:

          (1) Each subscriber must state in writing the number of shares of
     Class A Common Stock or rights that such subscriber owned on February   ,
     1999;

          (2) Each subscriber must state in writing that such subscriber has read carefully the section of this Prospectus entitled "Certain Ownership Limits and Reporting Requirements" and agrees not to acquire Class A Common Stock through or in connection with the rights offering in violation of those ownership limits and reporting requirements; and

          (3) Each subscriber who currently owns more than 5.0% of the outstanding Class A Common Stock or who subscribes for more than 1,000,000 shares must agree to provide us (if so requested within 60 days after the expiration date of the rights offering) reasonable evidence of such subscriber's total share ownership.

PLAN OF DISTRIBUTION

     Allen & Company Incorporated is serving as financial advisor in connection
with the rights offering, for which a fee of $       is payable upon the
completion of the rights offering.

     In order to reduce costs, we are making this rights offering directly to our stockholders. Except for the financial advisory fees referred to above, we will not be paying any commissions or fees in connection with the rights offering. However, where shares are held indirectly through a broker, bank, or other institution we will reimburse the institutions' reasonable out-of-pocket costs in distributing this Prospectus and other materials to beneficial owners of the stock.

     We have retained our transfer agent, BankBoston, N.A., to assist with the rights offering in the role of the subscription agent. The subscription agent will hold all subscriptions received from stockholders, and will be responsible for delivering stock certificates and refunds (in case of oversubscription or cancellation of the offering) to stockholders. We will pay all fees and expenses of the subscription agent.

EXPIRATION DATE; EXTENSION

     The rights offering will expire at 5:00 p.m., Eastern Standard Time, on
March   , 1999, unless we extend the rights offering. After the expiration date, all unexercised subscription rights will be null and void. We will notify stockholders of any extension of the expiration date by issuing a press release indicating such extension.

     We may reject any subscription documents that the Subscription Agent receives after 5:00 p.m. on the expiration date, regardless of when the documents were originally mailed. We recommend that stockholders submit all subscription documents to BankBoston, N.A. by the expiration date, or to their broker or bank at least 10 days before the expiration date, to allow the broker or bank sufficient time to carry out those instructions.

     The rights offering is not conditioned upon our receipt of subscriptions for any minimum number of shares. However, the rights offering may be canceled at any time prior to its completion, in which case all subscription payments will be returned.

SUBSCRIPTION PAYMENTS

     Each subscription agreement submitted pursuant to this rights offering must be accompanied by the full amount of the purchase price for all of the shares of Class A Common Stock subscribed for by the stockholder. If a subscriber submits less than the full purchase price, we will limit such subscriber's maximum subscription to the number of shares purchasable with those funds (rounded down to the nearest whole number of shares).

     If a subscription is rejected in whole or in part, the subscription agent will promptly refund payment for any unpurchased shares. No interest will be paid on any subscription funds.

DELIVERY OF CERTIFICATES

     The subscription agent will mail certificates for Class A Common Stock as soon as practicable after the expiration date. We expect that this may take two weeks or longer, due to the need to confirm compliance with stock ownership limits.

     We will not permit the purchase of fractional shares.

AMENDMENT, EXTENSION AND TERMINATION

     We reserve the right to amend the terms and conditions of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all stockholders of record, (2) extend the expiration date by at least 14 days and (3) offer all subscribers not less than 10 days to revoke any prior subscriptions, in whole or in part. In all other cases, subscriptions will be irrevocable.

     We also reserve the right, in our discretion, to extend the expiration date for a period of up to 10 days, although we presently do not intend to do so. An extension of the expiration date will not, in and of itself, be treated as a significant amendment for purposes of the preceding paragraph.

     We also reserve the right to terminate the rights offering at any time, in our discretion, in which case all subscriptions will be cancelled and all subscription payments will be promptly returned to subscribers.

     Upon the occurrence of any change in or cancellation of the rights offering, or any extension of the expiration date, we will issue a press release to that effect and will file a post-effective amendment to the Registration Statement covering this Prospectus.

DETERMINATION OF OFFERING PRICE

     Our Board of Directors set the offering price at a level that it judged to be fair to us and to our stockholders. In doing so, the Board's objective was to raise cash and provide all of our stockholders with an opportunity to make an additional investment and minimize the involuntary dilution of their ownership and voting percentage.

     In approving the offering price, the Board considered such factors as the trading price of the Class A Common Stock in recent months, alternatives available to us for raising capital, the pro rata nature of the rights offering, our business prospects and the general condition of the securities markets. The Board chose not to obtain an independent appraisal of the value of the Class A Common Stock.

SUBSCRIPTION PROCEDURES

     To participate in the rights offering, you must submit a properly completed subscription agreement, together with full payment of the offering price for all shares for which you subscribe. Those who hold Class A Common Stock or Class B Common Stock for the account of others (such as brokers, banks, trustees or depositaries) should notify the beneficial owners of such shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the rights offering.

     The subscription agreement and payment must be received by the subscription agent before 5:00 P.M. on the expiration date. Payment of the offering price must be made:

          (1) by check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to "BankBoston, N.A., as Subscription Agent;" or

          (2) by wire transfer of same day funds to the account maintained by the subscription agent for such purpose at " [Wire Address] (Florida Panthers Holdings, Inc.)."

     Payment of the offering price will be deemed made only upon (1) the subscription agent's receipt of a certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, (2) the clearance of any uncertified check or (3) the receipt of good funds in the wire transfer account designated above. If you wish to pay by uncertified personal check, please note that your check may take five business days or more to clear and therefore you should make payment sufficiently in advance of the expiration date to ensure that payment is received and clears by the expiration date.

     Subscription agreements and any checks in payment of the subscription price should be delivered (whether by mail, hand delivery, or overnight courier) to:

     BankBoston, N.A.
     Mail Stop 45-02-62
     150 Royall Street
     Canton, MA 02021
     Attention: Carole A. McHugh

     Eligible institutions may deliver documents to BankBoston, N.A. by facsimile transmission to (781) 575-2149, and should call (781) 575-2294 to confirm receipt. Do not send subscription documents or payments to us.

     If you do not indicate the number of shares to be purchased or do not forward full payment of the subscription price, then you will be deemed to have exercised the Basic Subscription Privilege to the full extent of the payment received and, if any funds remain, will be deemed to have exercised the Oversubscription Privilege to the extent of the remaining funds. (In each case, share amounts will be rounded down to the nearest whole number.)

     The method of delivery of subscription documents and payment of the subscription price will be at your election and risk. If sent by mail, it is recommended that such subscription documents and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are urged to arrange for payment by certified or cashier's check, money order or wire transfer of funds.

     Our answers to all questions concerning the timeliness, validity, form and eligibility of any subscription will be final and binding. We may, in our sole discretion, waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our discretion. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription agreements or incur any liability for failure to give notification.

     If you have any questions concerning the rights offering or these subscription procedures, or if you would like additional copies of this Prospectus or other documents, please contact Richard L. Handley, Senior Vice President, Secretary and General Counsel or Mary Jo Finocchiaro, Director of SEC Reporting. Either of them may be reached at 954-712-1300.

              CERTAIN OWNERSHIP LIMITS AND REPORTING REQUIREMENTS

     Any person or group that acquires direct or indirect beneficial ownership of more than 5.0% of the outstanding shares of Class A Common Stock will be subject to special reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Any person or group that acquires direct or indirect beneficial ownership of more than 10.0% of the outstanding Class A Common Stock will be subject to special reporting requirements under Section 16(a) of the Exchange Act and may become liable under Section 16(b) of the Exchange Act for reimbursement of any "short-swing profits."

     FAILURE TO COMPLY WITH THESE PROVISIONS OF FEDERAL OR STATE LAW MAY CONSTITUTE A CRIMINAL OFFENSE OR OTHERWISE SUBJECT THE RELEVANT PERSON OR GROUP (AND THEIR CONTROLLING PERSONS) TO SUBSTANTIAL LIABILITY.

     National Hockey League restrictions generally prohibit any person or group of persons from acquiring direct or indirect ownership of 5.0% or more of the outstanding shares of Class A Common Stock, except with prior approval from the National Hockey League.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or foreign country in which it is unlawful to do so, nor will we accept subscriptions from holders who are residents of any such state or country.

NO BOARD RECOMMENDATION

     An investment in the Class A Common Stock must be made pursuant to each stockholder's evaluation of such stockholder's best interests. Our Board of Directors makes no recommendation to any stockholder on whether or not to exercise such stockholder's subscription rights.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of the material anticipated federal income tax consequences of the rights offering. The discussion is based on the provisions of the Internal Revenue Code, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular holder of rights in light of such holder's personal investment circumstances (including the tax consequences of the receipt of rights by a holder of common stock in connection with compensation) nor does this discussion address special tax implications which may be applicable to certain types of holders of rights subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign entities and non-resident aliens). Moreover, the discussion is limited to those who will hold the rights and any Class A Common Stock acquired upon the exercise of rights as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein. We have not sought, nor do we intend to seek, any rulings from the IRS relating to the tax issues addressed herein, and such issues may be subject to substantial uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto. The following discussion reflects the material tax considerations of the Rights Offering to a U.S. holder of rights.

     EACH EXISTING HOLDER OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK IS URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING WITH RESPECT TO SUCH PERSON'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO HOLDERS

  Issuance of Rights to Existing Stockholders

     Existing law is not totally clear whether the distribution of rights to holders of common stock ("Existing Stockholders") would be characterized as a distribution under Section 305(a) of the Code ("Section 305(a) Distribution") or, alternatively, as a distribution under Sections 301 and 305(b) of the Code ("Section 301 Distribution"). We believe that the rights distribution is properly characterized as a Section 305(a) Distribution. Assuming that the rights distribution is properly characterized as a Section 305(a) Distribution, the distribution would be nontaxable to the Existing Stockholders without regard to our earnings and profits. We intend to treat the rights distribution as a nontaxable Section 305(a) Distribution. If the rights distribution were instead treated as a Section 301 Distribution, the value of the rights distributed would be treated as a taxable dividend to the extent of our current and accumulated earnings and profits. If the value of the rights distributed exceeded such earnings and profits, the balance of such value would be treated as a nontaxable reduction in Existing Stockholders' basis in their common stock and the remaining amount (if any) in excess of the adjusted basis would be taxed as capital gain.

  Basis of Rights

     If, as expected, the rights distribution is properly characterized as a
Section 305(a) Distribution, then, except as provided in the following sentence, the tax basis of rights received by an Existing Stockholder in the rights distribution would be zero. If, however, the rights distribution constitutes a
Section 305(a) Distribution and the rights are exercised or sold and either (1) the rights have a value (on the date of distribution of the rights) equal to or greater than 15.0% of the value of the shares of common stock with respect to which the rights are distributed or (2) the Existing Stockholder elects to apply the rule described in this sentence, then upon exercise (but not upon lapse) of the rights, the Existing Stockholder would reallocate his tax basis in his existing common stock between the rights and the common stock based on the relative fair market values of each on the date of distribution of the rights and the basis of the common stock would be reduced by the amount allocated to the rights. If the rights distribution were treated as a Section 301 Distribution, an Existing Stockholder would have a tax basis in the rights equal to the fair market value of the rights on the date of the rights distribution.

  Holding Period of Rights

     If, as expected, the rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder will have a holding period in the rights that includes the holding period of the shares of Class A Common Stock or Class B Common Stock to which the rights distribution relates. If the rights distribution were treated as a Section 301 Distribution, the Existing Stockholder would have a holding period in the rights that begins on the date of distribution of the rights.

  Exercise of Rights and Basis of Common Stock Received Upon Exercise

     A holder of rights will not be taxed upon exercise of the rights. The holder's tax basis in the shares of Class A Common Stock received upon exercise of the rights will equal (1) his basis in the rights, plus (2) the exercise price paid for the Class A Common Stock. The holder's holding period in the Class A Common Stock will begin on the date of exercise of the rights.

  Lapse of Rights

     A holder of rights who allows rights to lapse would have a capital loss equal to such holder's basis (determined as described in "--Basis of Rights," above), if any, in the rights that lapsed. If the rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder who allows a Right to lapse will not have a tax basis in the Right and, thus, would not realize a capital loss.

  Holding Period of Common Stock Acquired Upon Exercise of Rights

     The holding period of shares of Class A Common Stock acquired upon the exercise of rights will commence on the date of such exercise.

  Sale of Common Stock

     Upon a sale of shares of Class A Common Stock, an Existing Stockholder will generally recognize capital gain or loss in an amount equal to the difference between the amount received in the sale and such holder's tax basis (determined as described in "-- Exercise of Rights and Basis of Common Stock Upon Exercise," above) in the shares sold. Such gain or loss will be long-term capital gain or loss if the holding period for the Class A Common Stock sold is more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20 percent. The sale of Class A Common Stock with a holding period of one year or less will result in short-term capital gain or loss. Short-term capital gains are subject to tax at ordinary rates.

  Dividends on Common Stock

     The amount of cash received by a stockholder as a dividend on common stock, if any, will be treated as ordinary dividend income which is taxable at ordinary rates to the extent of our current year or accumulated earnings and profits that are allocable to such common stock. Any cash received that exceeds such amount will reduce the stockholder's basis in its shares until such basis is reduced to zero, and any additional cash received will be taxable as capital gain income. In the case of qualifying corporate stockholders, cash dividends received up to the extent of our current year or accumulated earnings and profits allocable to the common stock they held would generally be eligible for the 70% dividends received deduction.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered hereby and certain other matters will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS

     The audited financial statements of Florida Panthers Holdings, Inc. as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference into this Prospectus and registration statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership, appearing in the Florida Panthers Holdings, Inc.'s Post-Effective Amendment No. 5 to Registration Statement on Form S-1 filed November 17, 1997, at December 31, 1995 and for each of the two years in the period ended December 31, 1995 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Biltmore Hotel Partners, appearing in the Florida Panthers Holdings, Inc.'s Form 8-K/A dated March 2, 1998, at December 31, 1997 and 1996 and each of the three years in the period ended December 31, 1997 and the Historical Summaries of Revenues and Direct Operating Expenses of The Rental Pool Operations of the Biltmore Villas for the years ended December 31, 1997 and 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................    6
RISK FACTORS................................................    7
USE OF PROCEEDS.............................................   10
THE RIGHTS OFFERING.........................................   11
CERTAIN OWNERSHIP LIMITS AND REPORTING REQUIREMENTS.........   14
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................   15
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17

                        FLORIDA PANTHERS HOLDINGS, INC.

                                      LOGO

                    3,900,000 SHARES OF CLASS A COMMON STOCK

                                   PROSPECTUS

February   , 1999

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee........................................  $   11,249
NYSE Listing Fee............................................      45,000
Subscription Agent Fees.....................................       5,000
Printing Expenses...........................................      25,000
Accounting Fees and Expenses................................      25,000
Legal Fees and Expenses.....................................      75,000
Miscellaneous...............................................      63,751
                                                              ----------
Total.......................................................  $  250,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of is or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Certificate of Incorporation and Bylaws. The Registrant's Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL, as the same exists or may be amended. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Registrant's Bylaws provides that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the written request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer.

ITEM 15. EXHIBITS

     The following exhibits are filed as part of this Registration Statement.

  EXHIBITS                          DESCRIPTION OF EXHIBIT
  --------                          ----------------------
    1.1     --   Financial Advisory Agreement*
    3.1     --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                 Statement on Form S-4 -- SEC File No. 333-28951)
    3.2     --   By-Laws of the Company (incorporated by reference to Exhibit
                 3.2 to the Company's Registration Statement on Form
                 S-4 -- SEC File No. 333-28951)
    5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
                 the Company
   23.1     --   Consent of Arthur Andersen LLP
   23.2     --   Consent of KPMG LLP
   23.3     --   Consent of PricewaterhouseCoopers LLP
   23.4     --   Consent of Ernst & Young LLP
   23.5     --   Consent of Ernst & Young LLP
   23.6     --   Consent of Akerman, Senterfitt & Eidson , P.A. (included in
                 Exhibit 5.1)
   24.1     --   Powers of Attorney (included as part of the signature page of this Registration Statement)
   99.1     --   Form of Subscription Agreement

---------------
 * To be filed by amendment

ITEM 16. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 16th day of February, 1999.

                                            FLORIDA PANTHERS HOLDINGS, INC.

                                                                     By: /s/ WILLIAM M. PIERCE
                                                       ----------------------------------------------------
                                                                         William M. Pierce
                                                               Senior Vice President, Treasurer and
                                                                      Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Pierce and Richard L. Handley as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                    TITLE                        DATE
                     ---------                                    -----                        ----

/s/ H. WAYNE HUIZENGA                                Chairman of the Board                 February 16, 1999
---------------------------------------------------    (Principal Executive Officer)
H. Wayne Huizenga

/s/ RICHARD C. ROCHON                                Vice Chairman and President           February 16, 1999
---------------------------------------------------
Richard C. Rochon

/s/ WILLIAM M. PIERCE                                Senior Vice President,                February 16, 1999
---------------------------------------------------    Treasurer and Chief Financial
William M. Pierce                                      Officer (Principal Financial
                                                       Officer)

/s/ STEVEN M. DAURIA                                 Vice President and Corporate          February 16, 1999
---------------------------------------------------    Controller (Principal
Steven M. Dauria                                       Accounting Officer)

/s/ STEVEN R. BERRARD                                Director                              February 16, 1999
---------------------------------------------------
Steven R. Berrard

/s/ DENNIS J. CALLAGHAN                              Director                              February 16, 1999
---------------------------------------------------
Dennis J. Callaghan

                     SIGNATURE                                    TITLE                        DATE
                     ---------                                    -----                        ----
/s/ MICHAEL S. EGAN                                  Director                              February 16, 1999
---------------------------------------------------
Michael S. Egan

/s/ CHRIS EVERT                                      Director                              February 16, 1999
---------------------------------------------------
Chris Evert

/s/ HARRIS W. HUDSON                                 Director                              February 16, 1999
---------------------------------------------------
Harris W. Hudson

/s/ GEORGE D. JOHNSON, JR.                           Director                              February 16, 1999
---------------------------------------------------
George D. Johnson, Jr.

/s/ HENRY LATIMER                                    Director                              February 16, 1999
---------------------------------------------------
Henry Latimer

                                 EXHIBIT INDEX

  EXHIBITS                          DESCRIPTION OF EXHIBIT
  --------                          ----------------------
    1.1     --   Financial Advisory Agreement*
    3.1     --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                 Statement on Form S-4 -- SEC File No. 333-28951)
    3.2     --   By-Laws of the Company (incorporated by reference to Exhibit
                 3.2 to the Company's Registration Statement on Form
                 S-4 -- SEC File No. 333-28951)
    5.1     --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
                 the Company
   23.1     --   Consent of Arthur Andersen LLP
   23.2     --   Consent of KPMG LLP
   23.3     --   Consent of PricewaterhouseCoopers LLP
   23.4     --   Consent of Ernst & Young LLP
   23.5     --   Consent of Ernst & Young LLP
   23.6     --   Consent of Akerman, Senterfitt & Eidson , P.A. (included in
                 Exhibit 5.1)
   24.1     --   Powers of Attorney (included as part of the signature page of this Registration Statement)
   99.1     --   Form of Subscription Agreement

---------------

 * To be filed by amendment